EXHIBIT 4.3

QRS CORPORATION

SECOND AMENDMENT TO THE RIGHTS AGREEMENT

SECOND AMENDMENT TO THE RIGHTS AGREEMENT, dated as of June 17, 2004 (the “Amendment”), by and among QRS Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement dated as of October 17, 2002, as amended by First Amendment to the Rights Agreement dated as of February 18, 2003 (as amended, the “Rights Agreement”).

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company desires to amend certain provisions of the Rights Agreement as described below.

WHEREAS, all necessary actions to make this Amendment a valid agreement of the Company and the Rights Agent in accordance with its terms and a valid amendment to the Rights Agreement have been completed.

NOW THEREFORE, for and in consideration of the premises and mutual agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

I.    DEFINITION OF TERMS

Unless the context otherwise requires:

1.    a term defined in the Rights Agreement has the same meaning when used in this Amendment;

2.    capitalized terms used herein that are not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement;

3.    references to Sections mean reference to such Sections in the Rights Agreement, unless stated otherwise; and

4.    rules of construction applicable pursuant to the Rights Agreement are also applicable herein.

II.    AMENDMENTS TO THE RIGHTS AGREEMENT

The Rights Agreement is amended as follows:

A.    The definition of “Acquiring Person” set forth in Section l of the Rights Agreement is hereby amended by (a) deleting the word “and” at the end of clause (ii) thereof, (b) deleting the period at the end of clause (iii) thereof and replacing it with “; and” and (c) adding the following new clause (iv) to the end of such definition:

“(iv) no Person shall be or become an Acquiring Person by reason of (i) the execution and delivery or amendment of the Agreement and Plan of Merger, dated as of June 17, 2004, among JDA Software Group, Inc., a Delaware corporation (“Parent”), CVP2 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company, as the same may be amended from time to time (the “Merger Agreement”) or the execution of any amendment thereto, (ii) the merger of Merger Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement.”

B.    The definition of “Share Acquisition Date” in Section 1 of the Rights Agreement is hereby amended by adding the following sentence to the end of that definition:

“Notwithstanding anything else set forth in this Agreement, a Share Acquisition Date shall not be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the merger of Merger Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement.”

C.    The definition of “Triggering Event” in Section 1 of the Rights Agreement is hereby amended by adding the following sentence to the end of that definition:

“Notwithstanding anything else set forth in this Agreement, no Triggering Event shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the merger of Merger Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement.”

D.    Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of that Section:

“Notwithstanding anything else set forth in this Agreement, no Distribution Date shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the merger of Merger Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement.”

E.    Section 7(a) of the Rights Agreement is amended by deleting the word “and” at the end of clause (ii) of Section 7(a) and by deleting the entire clause (iii) of such Section and replacing it with the following:

“(iii) the time at which such Rights are exchanged as provided in Section 24, and (iv) the moment in time immediately prior to the Effective Time (as such term is defined in the Merger Agreement) (the earliest of (i), (ii), (iii) and (iv) being the “Expiration Date”). The Company will promptly notify the Rights Agent of the Effective Time.”

F.    Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence to the end of that Section:

“Notwithstanding anything else set forth in this Agreement, no Section 11(a)(ii) Event shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the merger of Merger Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement.”

G.    Section 13(a) of the Rights Agreement is hereby amended by adding the following sentence to the end of that Section:

“Notwithstanding anything else set forth in this Agreement, no Section 13 Event shall be deemed to have occurred by reason of (i) the execution and delivery or amendment of the Merger Agreement, (ii) the merger of Merger Sub with and into the Company, or (iii) the consummation of any other transaction contemplated by the Merger Agreement.”

H.    Section 26 of the Rights Agreement is hereby amended by deleting “Brobeck, Phleger & Harrison LLP” where it appears and replacing it with “Morgan, Lewis & Bockius LLP”. Section 26 of the Rights Agreement is hereby further amended by deleting the phrase “Telecopy: (415) 442-1010” and replacing it with “Telecopy: (415) 442-1001”.

III.    MISCELLANEOUS

A.    Ratification of Rights Agreement.

The Rights Agreement as amended by this Amendment, is in all respects ratified and confirmed, and this Amendment shall be deemed part of the Rights Agreement in the manner and to the extent herein and therein provided and every holder of Rights Certificates (and prior to the Distribution Date, shares of Common Stock of the Company) shall be bound hereby.

B.    Governing Law.

This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts to be made and performed entirely within such state, without regard to the choice-of-law or conflict-of-laws principles of any jurisdiction; provided however, that all provisions regarding the rights, duties, obligations and immunities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

C.    Severability.

In case any one or more of the provisions in this Amendment shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

D.    Counterparts.

This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

E.    Effectiveness.

This Amendment shall be binding when executed by the Company and the Rights Agent and the amendments to the Rights Agreement contained herein shall be deemed effective as of October 17, 2002.

F.    Rights Agent Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Rights Agent, and the Rights Agent assumes no responsibility for the correctness thereof. The Rights Agent makes no representation as to the validity or sufficiency of this Amendment.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first written above.

QRS CORPORATION

By:	/s/ Elizabeth A. Fetter
Name: Elizabeth A. Fetter Title: President and Chief Executive Officer

MELLON INVESTOR SERVICES LLC as Rights Agent

By:	/s/ Lisa Brenten
Name: Lisa Brenten Title: Client Service Manager